Exhibit 14(c)

INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Asset Growth Fund, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Merrill Lynch Global Allocation Fund, Inc. of our report dated October 7, 1999 appearing in the annual report to shareholders of Merrill Lynch Asset Growth Fund, Inc. for the year ended August 31, 1999, and to the reference to us under the captions "COMPARISON OF THE FUNDS--Financial Highlights" and "EXPERTS" appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Princeton, New Jersey
January 24, 2000